NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Surge in First Quarter Results

Spartanburg, South Carolina, April 20, 2007...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces that the first quarter of 2007 produced a 405% increase in net earnings to $3,525,000, or $.56 per share, on a 23% sales increase to $44,398,000. This compares to net earnings of $698,000, or $.11 per share on sales of $36,163,000, in 2006’s first quarter.

Specialty Chemicals Segment

The Specialty Chemicals Segment experienced declines in sales and operating income, of 3% and 24% respectively from the first quarter of 2006. The modest decrease in sales resulted from less sales in the first 6 weeks of 2007 in the Segment’s proprietary chemical and pigment businesses mostly offset by increased contract revenues. The operating income decline resulted from a combination of the decline in sales and a change in contract revenues’ product mix where profit margins can be significantly different. Sales and profits improved as the quarter progressed with March generating almost one-half of operating income in the quarter.

Metals Segment

Sales increased 37% in the first quarter of 2007 from the same quarter a year earlier and operating income surged 402% to $5,620,000. The sales increase resulted from a 54% increase in average selling prices partially offset by 11% lower unit volumes. The significant increase in first quarter selling prices reflects a change in product mix to larger pipe sizes, higher priced alloys and a larger proportion of non-commodity products, combined with higher costs of stainless steel, including surcharges, in the first quarter of 2007 compared to 2006’s first quarter. The change in product mix is the result of the successful development of business from LNG, biofuels and electric utility scrubber projects. Most of the products produced for these markets are subject to more stringent specifications including 100% x-ray of the weld seams. In addition, some of these non-commodity products are made from expensive alloys and are more difficult to produce. Accordingly, their cost and sales price is much higher than commodity products. The change in product mix along with increased efficiencies from new equipment contributed significantly to the increase in operating income realized in the quarter. Part of the improved profits resulted from the increase in stainless prices including surcharges. Surcharges are assessed each month by the stainless steel producers to cover the change in their costs of certain raw materials. The Company in turn, passes on the surcharge in the sales prices charged to its customers. Under the Company’s first-in-first-out inventory method, cost of goods sold is charged for the surcharges that were in effect three or more months prior to the month of sale. Accordingly, if surcharges are in an upward trend, reported profits will benefit. Conversely, when surcharges go down, profits are reduced. During the first quarter of 2007, the Segment continued to experience the upward trend in surcharges experienced in the third and fourth quarters of 2006. As a result surcharges were significantly higher in the quarter than they were in the first quarter of 2006 with an accompanying significant benefit to profits. Piping systems has begun to experience the favorable impact of its strong backlog as operating income more than doubled in the first quarter of 2007 from the same quarter last year. Piping systems’ backlog as of the end of the first quarter of 2007 continues to remain at an excellent level at $48,600,000 compared to $19,300,000 at the end of the first quarter of 2006.

Other Items

The increase in unallocated corporate expense in the first quarter of 2007 compared to the same period last year came primarily from an increase in profit based incentives for management. The Company completed the relocation of Organic Pigments’ operations from Greensboro, NC to Spartanburg in the first quarter of 2006. A $213,000 loss was recorded for the move in the first quarter of 2006. The Company has adopted FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes at the beginning of fiscal year 2007. As a result of the implementation the Company recognized a $995,000 decrease to reserves for uncertain tax positions. This decrease was accounted for as an adjustment to the beginning balance of retained earnings on the Balance Sheet.

Cash provided from operations of $6,089,000 in the first quarter more than covered a reduction in debt of $4,024,000 and the payment of a $927,000 cash dividend. Management anticipates continued strong cash flow in the second quarter as inventories in the Metals Segment continue to decline from the planned high level at last year end.

Outlook

Management remains confident in the potential success of its fire retardant products over the balance of 2007. During the first quarter, our Sleep-Safe products achieved successful results from required testing and plant production trials at several significant potential customers. Since Federal regulations will require mattresses manufactured after July 1, 2007, to meet the new Federal standards, we are anticipating an increase in revenues from these products to begin in the second quarter and grow to significant volumes steadily throughout the year. This source of anticipated new business together with management’s expectation of continued growth in other products and based on current conditions in the general economy leads us to believe that the Specialty Chemicals Segment should produce improved results in the last 3 quarters of 2007. Piping systems’ backlog, of which management expects about 85% to be completed over the next 12 months, should continue to provide a much higher level of sales and profits for piping systems over the balance of 2007 compared to the same period last year. Our optimism about the future is also based on the large dollar amount of projects we expect to bid during the balance of 2007. With over 80% of the backlog coming from energy and wastewater treatment projects management is confident that they have positioned the Metals Segment to benefit from the long term growth of these areas. Assuming no significant decline in demand and a continuation of the surcharges currently in effect, pipe sales and profits should continue to provide good results over the next 3 quarters which combined with anticipated results from piping systems should enhance profitability compared to the same periods in 2006.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.
Contact: Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
	Mar 31, 2007	Apr 1, 2006

Net sales
Specialty Chemicals Segment	$12,445,000	$12,887,000
Metals Segment	31,953,000	23,276,000
	$44,398,000	$36,163,000
Operating income
Specialty Chemicals Segment	607,000	801,000
Metals Segment	5,620,000	1,120,000
	6,227,000	1,921,000
Unallocated expenses
Corporate	752,000	461,000
Plant relocation costs	-	213,000
Interest and debt expense	209,000	147,000
Other income	(1,000)	(1,000)
Income before income taxes	5,267,000	1,101,000
Provision for income taxes	1,742,000	403,000
Net income	$3,525,000	$698,000

Net income
Per basic common share	$.57	$.11
Per diluted common share	$.56	$.11

Average shares outstanding
Basic	6,162,110	6,108,989
Diluted	6,294,553	6,208,423

Backlog-Piping Systems & Process Equipment	$48,600,000	19,300,000

Balance Sheet	Mar 31, 2007	Dec 30, 2006
Assets
Cash and sundry current assets	$2,256,000	$2,699,000
Accounts receivable, net	22,436,000	22,429,000
Inventories	39,182,000	41,545,000
Total current assets	63,874,000	66,673,000
Property, plant and equipment, net	19,643,000	18,952,000
Other assets	4,302,000	4,309,000
Total assets	87,819,000	$89,934,000
Liabilities and shareholders' equity
Current portion of long term debt	$467,000	$467,000
Accounts payable	10,313,000	11,776,000
Accrued expenses	8,879,000	7,469,000
Total current liabilities	19,649,000	19,712,000
Long-term debt	13,708,000	17,732,000
Other long-term liabilities	3,406,000	5,363,000
Shareholders' equity	51,056,000	47,127,000
Total liabilities & shareholders' equity	$87,819,000	$89,934,000